Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-000000) pertaining to the Medarex, Inc. 2002 Employee Stock Purchase Plan of our report dated February 27, 2009, with respect to the consolidated financial statements of Medarex, Inc. and the effectiveness of internal control over financial reporting of Medarex, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
June 25, 2009